Exhibit 10.1

SERA PROGNOSTICS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Effective July 1, 2026 (“Effective Date”)

Non-employee members of the board of directors (the “Board”) of Sera Prognostics, Inc. (the “Company”) shall receive cash and equity compensation as set forth in this Non-Employee Director Compensation Policy (this “Policy”). The cash and equity compensation described in this Policy shall be paid or issued, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any subsidiary of the Company (each, a “Non-Employee Director”) who is entitled to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company. This Policy shall remain in effect until it is revised or rescinded by further action of the Board. This Policy may be amended, modified or terminated by the Board at any time in its sole discretion. The terms and conditions of this Policy shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors.

I.
CASH COMPENSATION
A.
Annual Retainers. Each Non-Employee Director shall receive an annual retainer of $44,063 for service on the Board.
B.
Additional Annual Retainers. In addition, the following annual retainers shall be paid to Non-Employee Directors as provided below:
1.
Chair of the Board or Lead Independent Director. A Non-Employee Director serving as Chair of the Board shall receive an additional annual retainer of $36,250 for such service. A Lead Independent Director shall receive an additional annual retainer of $15,000 for such service. A Non-Employee Director may not receive both of these fees.
2.
Audit Committee. A Non-Employee Director serving as Chair of the Audit Committee shall receive an additional annual retainer of $18,875 for such service. A Non-Employee Director serving as a member other than the Chair of the Audit Committee shall receive an additional annual retainer of $9,000 for such service. A Non-Employee Director may not receive both of these fees.
3.
Compensation Committee. A Non-Employee Director serving as Chair of the Compensation Committee shall receive an additional annual retainer of $15,000 for such service. A Non-Employee Director serving as a member other than the Chair of the Compensation Committee shall receive an additional annual retainer of $7,500 for such service. A Non-Employee Director may not receive both of these fees.
4.
Nominating and Corporate Governance Committee. A Non-Employee Director serving as Chair of the Nominating and Corporate Governance Committee shall receive an additional annual retainer of $10,000 for such service. A Non-Employee Director serving as a member other than the Chair of the Nominating and Corporate Governance Committee shall receive an additional annual retainer of $5,000 for such service. A Non-Employee Director may not receive both of these fees.
C.
Payment of Retainers. The retainers described in Sections I(A) and I(B) shall be earned on a quarterly basis based on a fiscal quarter and shall be paid in cash by the Company in arrears not later than the fifteenth day following the end of each fiscal quarter. In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described in Section I(B), for an entire fiscal quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such fiscal quarter actually served as a Non-Employee Director, or in such position, as applicable.
II.
EQUITY COMPENSATION

Non-Employee Directors shall be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2021 Equity Incentive Plan or any other applicable Company equity incentive plan then-maintained by the Company (the “Equity Plan”) and shall be granted subject to award agreements, including attached exhibits, in substantially the form previously approved by the Board. Such equity awards may comprise options to purchase shares of the Company’s common stock and/or restricted stock units (“RSU”), as determined in the Board’s discretion. All applicable terms of the Equity Plan apply to this Policy as if fully set forth herein, and all grants of equity hereby are subject in all respects to the terms of the Equity Plan and the applicable award agreement. For the avoidance of doubt, the share numbers in Sections II(A) and II(B) shall be subject to adjustment as provided in the Equity Plan.

A.
Initial Awards. Each Non-Employee Director who is initially elected or appointed to the Board after the Effective Date shall receive, effective on the next standard Company vesting date1 following the date of such initial election or appointment, the lesser of (a) an equity award with a grant date fair value of $167,072 (for options, based on a Black-Scholes valuation method and rounded down to the nearest whole share), with approximately equal value coming from options and from RSUs unless the Board determines otherwise, or (b) an equity award of 150,000 option equivalents.2 The awards described in this Section II(A) shall be referred to as “Initial Awards.” No Non-Employee Director shall be granted more than one Initial Award.
B.
Subsequent Awards. A Non-Employee Director who (i) has been serving as a Non-Employee Director on the Board for at least six months as of the date of any annual meeting of the Company’s stockholders after the Effective Date and (ii) will continue to serve as a

1 The Company’s current Equity Compensation Granting Policy states as follows:

Standard Company Vesting dates: In an effort to balance the administrative burden of multiple RSU awards vesting throughout the year with participant considerations (i.e., not making participants wait an undue amount of time for awards to vest), the Company has elected to require all RSUs to vest on a common date each month. Specifically, the Company requires all RSUs to vest on the 10th of the month following the required vesting period.

2 “Option equivalents” means a specific number of shares, in the case of options, and a different number of RSUs that have value approximately equal to the fair market value of that specific number of options. As an illustrative example, if $167,072 in value is to be awarded, but the Company’s share price is such that awarding that value would exceed 150,000 shares, then the Company will, unless the Board determines otherwise, award at most 75,000 options together with a number of RSUs whose value is equal to the Black-Scholes value of 75,000 options.

Non-Employee Director immediately following such meeting, shall receive, effective on the next standard Company vesting date following the date of such meeting, the lesser of (a) an equity award with a grant date fair value of $88,359 (for options, based on a Black-Scholes valuation method and rounded down to the nearest whole share), with approx.imately equal value coming from options and from RSUs unless the Board determines otherwise, or (b) an equity award of 75,000 option equivalents. The awards described in this Section II(B) shall be referred to as “Subsequent Awards.” For the avoidance of doubt, a Non-Employee Director elected for the first time to the Board at an annual meeting of the Company’s stockholders or appointed to the Board less than six months before an annual meeting of the Company’s stockholders shall only receive an Initial Award in connection with such election and shall not also receive a Subsequent Award on the date of such meeting, but shall be eligible for Subsequent Awards at subsequent annual meetings.
C.
Termination of Employment of Employee Directors. Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial Award pursuant to Section II(A) above, but to the extent that they are otherwise entitled, will receive, after termination of employment with the Company and any parent or subsidiary of the Company, Subsequent Awards as described in Section II(B) above.
D.
Terms of Awards Granted to Non-Employee Directors
1.
Exercise Price for Options. The per share exercise price of each option granted to a Non-Employee Director shall equal the Fair Market Value (as defined in the Equity Plan) of a share of the Company’s common stock on the date the option is granted.
2.
Vesting. For each Initial Award, any RSUs shall vest and in three (3) substantially equal annual installments beginning with the one-year anniversary of the first standard Company vesting date that is on or after the grant date and the second and third anniversaries thereof, and any options shall vest and become exercisable in thirty-six (36) substantially equal monthly installments starting on the next standard Company vesting date that is at least one month after the date of grant, such that the Initial Award shall be fully vested on the first standard Company vesting date that is on or after the third anniversary of the date of grant, subject to the Non-Employee Director continuing in service as a Non-Employee Director through each such vesting date. For each Subsequent Award, any RSUs shall vest on the next standard Company vesting date on or after the first anniversary of the grant date, and any options shall vest and become exercisable in twelve (12) substantially equal monthly installments starting on the next standard Company vesting date that is at least one month after the date of grant; provided, however, that the Subsequent Award shall be fully vested on the earlier of the first anniversary of the date of grant or the date of the next annual meeting, subject to the Non-Employee Director continuing in service on the Board as a Non-Employee Director through each such vesting date. Unless the Board otherwise determines, or except as provided in the following paragraph, any portion of an Initial Award or Subsequent Award which is unvested or unexercisable at the time of a Non-Employee Director’s termination of service on the Board as a Non-Employee Director shall be immediately forfeited upon such termination of service and shall not thereafter become vested and exercisable.

Unvested equity will be forfeited when a Non-Employee Director’s service as a director terminates, except that (a) a Non-Employee Director’s unvested shares shall become fully vested upon the Non-Employee Director’s death or disability; (b) a Non-Employee Director who elects not to stand for reelection as a Director for the following compensation year shall vest in a pro-rata portion of their grants still outstanding at the annual meeting at which their service as a Director terminates; and (c) a Non-Employee Director who resigns before the end of his or her current term shall vest in a pro-rata portion of their grants still outstanding at the time of such resignation.

3.
Term for Options. The maximum term of each stock option granted to a Non-Employee Director hereunder shall be ten (10) years from the date the option is granted.

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In no event shall the aggregate grant date fair value (determined in accordance with ASC 718) of (1) equity awards to be granted and (2) any cash compensation paid to any Non-Employee Director exceed $1,000,000 in any fiscal year.

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